Exhibit 99.3

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Fold to become publicly traded company through combination with FTAC Emerald Acquisition Corp.

July 24, 2024

C O R P O R A T E P A R T I C I P A N T S

Betsy Cohen, Chairman, FTAC Emerald

Brace Young, CEO and President, FTAC Emerald

Will Reeves, Co-Founder and CEO, Fold

P R E S E N T A T I O N

Betsy Cohen

Hello, my name is Betsy Cohen, Chairman of FTAC Emerald, and I’d like to welcome everybody today. We are here today to announce that Fold is planning to go public as the first listed financial services company powered by Bitcoin. With over a thousand bitcoin in its corporate treasury, Fold is building the financial products of tomorrow amid a wave of global bitcoin adoption.

I’m joined today by Brace Young, CEO and President of FTAC Emerald; Daniel Cohen, Co-Founder and Managing Partner of Cohen Circle; and Amanda Abrams, CEO of Cohen Circle. With me from Fold is Will Reeves, Co-Founder and CEO of Fold.

A brief background on Cohen Circle.

I’m proud of the disciplined approach we’ve employed over the last several years in identifying companies that combine uniquely advantaged business models with truly excellent management teams, and specifically those companies that are public ready and have a defined need to be in the public markets. We’re very excited to partner with Fold given its unique first mover advantage in a particularly interesting and needed space, combined with its experienced management team both in terms of deep industry expertise and operational know-how.

I’ll now turn over the call to Brace Young, CEO and President of FTAC Emerald, to elaborate further. Brace?

Brace Young

Thank you, Betsy. The FTAC Emerald mandate is to find a great private company that benefits from being public and has a measurable impact on a societal challenge.

A significant percentage of the U.S. population works very hard and struggles to accumulate any savings. We believe Fold has taken a unique approach to address this opportunity, which is to combine classical financial services with Bitcoin to enable wealth creation for Fold’s users and through the accumulation of Bitcoin, and to ultimately expand their offerings to include products that can generate a potentially lower cost of borrowing for individuals.

One of the extraordinary aspects of Fold is that as individual users of Fold accumulate Bitcoin, the Company itself has the ability to accumulate Bitcoin. This is a powerful flywheel of value creation. As individual customers of Fold participate in the potential for compounding wealth creation through the accumulation of Bitcoin, so does Fold as a company, and in turn we believe this benefits Fold’s shareholders.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Fold was founded and is led by Will Reeves, who has led an extraordinary career as an entrepreneur and operator in the tech space, both early stage and late-stage companies, and has the unique mission-oriented approach to tackle the opportunities to effectively democratize wealth creation for all Americans.

I am pleased to introduce you to Will Reeves, the Fold CEO.

Will Reeves

Thank you, Brace and Betsy, for the kind introduction.

I’m Will Reeves, Co-Founder and CEO of Fold. We’re very excited to partner with the FTAC Emerald and Cohen Circle team on this exciting journey towards becoming a public company. Allow me to dive right in.

Fold is building not just a business but a vision for the future. To best understand our mission and business, the single most powerful insight to understand our Company is the powerful adoption trends of Bitcoin. Bitcoin is growing faster than the internet itself. The internet unleashed a new era of value creation and transfer of information, and Bitcoin is unleashing a new era of storing and transferring value, anywhere in the world to anybody in the world, a completely democratic open network.

Every day as more participants join into the bitcoin network, the network has the potential to become more valuable, and we believe this has resulted in Bitcoin becoming among the fastest-appreciating assets over the last decade. We believe Bitcoin is an incredible tool for the democratization of wealth and we think it has a place in every American’s portfolio. However, this network is grossly underserved by traditional options, and that is why we built Fold. We believe Fold is the gateway to this network.

We built Bitcoin-based financial services specifically for this expanding network and we believe we have a unique first-mover advantage. We have been serving these customers for years and earned their loyalty along the way in having developed specialized technology that we believe is specifically tailored to meet the unique needs of this audience and the network growth itself, and we’ve been host to the rapid transformation of our own customers as a result of using our product. The Fold card has already been ranked the number one debit card for maximizing crypto rewards by Forbes, and we believe it is also one of the leading ways to access Bitcoin-based financial services.

We believe our customer acquisition costs are very low as a result of the Bitcoin network being so underserved by traditional financial service options, despite the customers we acquire being incredibly valuable. These customers come to Fold because they decided to integrate Bitcoin into their everyday finances. Be it earning Bitcoin from their daily spending or monthly bill payments, they are choosing to actively save and accumulate Bitcoin. In fact, as of July 2024, we’ve already distributed over $43 million of Bitcoin to our end customers and in the course of our own business, Fold has been accumulating Bitcoin ourselves.

We currently have over 1,000 Bitcoin in our treasury and once listed as a public company, we believe this will qualify us as a top-five Bitcoin treasury in the public markets, not including Bitcoin miners and crypto exchanges.

To summarize, we believe Fold has been a first mover in this network, we’ve developed core specialized technology and we’ve directly facilitated the possibility of wealth creation for our users. We believe Fold is set to be a beneficiary of Bitcoin’s rapid growth of both users and the underlying value of Bitcoin as an asset itself.

I’ll now share a bit about how the Fold product works and what it provides to our end customers.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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On the outside, Fold is a classical financial products platform. We have a debit card with an attached FDIC insured account. This debit card is an industry leader. Not only does it give Bitcoin Rewards—and it’s the number one Bitcoin rewards debit card today, ranked by Forbes—it also currently gives more rewards than the leading cash back debit card in the space. This means that Fold is not only beating the competition today, but because of our first mover advantage in Bitcoin, we believe we will be able to outperform the competition in the long-term.

Fold has an expansive reward network that gives our customers access to thousands of special and exclusive merchant offers with up to 20% back in Bitcoin. We have also built what we believe is one of the most innovative and leading Bitcoin Custody platforms which brings unique value to our customers, such as insured Bitcoin holdings which can give peace of mind that where they hold their Bitcoin is safe, in addition to the capability to transfer Bitcoin back and forth to dollars for zero fees.

All of these product offerings mean that over the course of our users’ daily spending and monthly bill pay, they have the potential to be earning more Bitcoin than they had the day before.

Who exactly are these users? We believe Fold caters to one of the most valuable customer segments in the world. They are young, just entering their financial prime, and are on the cusp of some of the most important financial decisions of their lives: starting families, starting businesses, buying homes, and making long-term financial plans. We believe Fold can be an important part of these plans. Further, as our customers’ Bitcoin accumulation has expanded, they are now increasingly looking to Fold to expand our suite of Bitcoin financial services. They are interested in credit, loans, business accounts, and other financial products, to help them embark on this next phase of their journey.

Since our customers want more, we are moving to capture more of our customers’ financial needs with plans for the future release of a few core products: Bill Pay, Credit Cards, Loans, and Business Accounts. We believe this will allow us to create a complete financial suite for our customers. We believe it will lead to larger volumes for Fold and more importantly our customers have the potential to earn more Bitcoin as a result of these products than they do on the current platform. Going back to our flywheel, as a result of launching these new products, Fold will have the potential to earn more Bitcoin into its treasury.

We believe Fold has built a virtual cycle into this incredible network growth that aligns the incentives of Fold with the incentives of our own customers. As our customers use our products and services to accumulate Bitcoin, Fold generates revenue from subscriptions, interchange, (inaudible), and revenue shares with our merchant partners.

Each day both Fold and our customers have more Bitcoin than they had the day before, so we think of Fold as a very powerful Flywheel attached to this growing Bitcoin network. It’s simple, as more people turn to Bitcoin, we believe they are going to look to Fold as the gateway to acquire more Bitcoin. As they use Fold, they will earn more Bitcoin rewards and Fold will earn more Bitcoin to our Treasury as a result of that usage. And as our customers accumulate more Bitcoin, they are going to need more financial services that reflect that new Bitcoin position, and we are planning to build those products and services for them, which is ultimately going to keep the Flywheel in motion.

What this means is Fold has the potential to become wealthier each time someone new enters the network and each time they use our product, Fold’s treasury will increase and our customers have the potential to earn more Bitcoin too. It’s a virtuous cycle where all incentives are aligned, and we believe this virtuous cycle has been and continues to be successful as a result of our first mover advantage.

Fold has over 1,000 Bitcoin in its treasury. Very few companies will be able to reach this level despite there being $7 trillion waiting in cash reserves among these companies to make this decision due to Bitcoin supply limitations.

Fold is a first is a mover not only in the Bitcoin network and bringing financial services, but we are a first mover in building a corporate treasury of Bitcoin. We believe our first mover advantage in building our Bitcoin treasury means Fold has the potential to emerge as a leader in building a corporate treasury of Bitcoin on day one as a public company.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Why do our customers choose to be part of the Bitcoin movement? The American Dream has been increasingly out of reach and society is looking for new options to provide financial stability to individuals. Americans have less savings than in prior years with many with under $500 of savings, and many with no savings whatsoever. We believe Bitcoin is a tool to democratize access to wealth creation and Fold can be that gateway through Bitcoin financial services.

We believe Fold has already made substantial impacts on the lives of our customers. Over the past five years, we’ve distributed Bitcoin rewards now worth over $43 million to our customers. Had we distributed those same rewards in cash, we would have distributed less than $20 million. That is a stark contrast. Since our customers chose Bitcoin and chose Fold, they now have more purchasing power and are earning more in rewards, and ultimately, they have the potential to build and compound passive wealth every day, bringing the American Dream closer in reach.

We believe Fold’s sustainable competitive advantage lies with its first mover advantage in the Bitcoin network, core specialized technology, and the direct facilitation of the potential for wealth creation for our users. Fold represents one of the first, pureplay Bitcoin operating companies to launch in the markets and with a strong first-mover advantage. We have been serving these customers for years and earned their loyalty along the way. In doing so, we have developed specialized technology that we believe is specifically tailored to meet the unique needs of this audience and the network growth itself, and we’ve been host to the rapid transformation of our own customers as a result of using our product.

I’ll now pass it along to Betsy Cohen, who will discuss the transaction that will bring Fold to the public markets. Betsy?

Betsy Cohen

Thank you, Will.

In terms of valuation, the transaction implies an equity valuation for Fold of approximately $494 million at closing. It is anticipated that the post-transaction Fold will have approximately $33 million of cash and cash equivalents on its consolidated balance sheet and over a thousand Bitcoin in treasury. The Company expects to use the proceeds to accelerate the growth of Fold’s operations and treasury.

We are very pleased to be partnering with Will and the rest of the Fold team on their goal to transition from a private to a public company. We believe that Fold is not only important in the present but has created the basis to grow its long-term value. As Fold executes on its product’s roadmap to offer a complete set of Bitcoin financial services in response to its customers demands and needs, we believe that there is a significant opportunity to cross-sell, and thus to further deepen customer retention.

Fold is an innovative company. It is a company that has a sustainable competitive advantage in a space that we expect to grow substantially over the long term.

Will, I pass it to you to conclude.

Will Reeves

Thank you, Betsy.

I want to conclude by thanking you for the time to learn about Fold today. We are very excited about our partnership with FTAC Emerald and the Cohen Circle team, our path to the public markets, and the meaningful opportunities ahead of us.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

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